Ophthotech Reports Second Quarter 2017 Financial and
Operating Results

- Conference Call and Webcast Today, July 26, 2017, at 8:00 a.m. ET –

NEW YORK, NY, July 26, 2017 – Ophthotech Corporation (Nasdaq: OPHT) today announced financial and operating results for the second quarter ended June 30, 2017 and provided a business update on its strategic plan.

The Company also announced today that it is pursuing a strategy to leverage its clinical experience and retina expertise to identify and develop therapies to treat multiple orphan ophthalmic diseases for which there are limited or no treatment options available. In parallel, the Company is continuing its on-going age-related retinal programs and its business development efforts to obtain rights to additional products, product candidates and technologies to treat ophthalmic diseases, particularly those of the back of the eye. Please refer to Ophthotech’s press release issued earlier today and the call-in and webcast information below for a discussion of the Company’s financial and operating results and a business update.

“We believe that with our strategic plan we will be well positioned as a company with multiple ongoing or planned clinical programs in both orphan retinal diseases as well as in back of the eye indications,” stated Glenn P. Sblendorio, Chief Executive Officer and President of Ophthotech. “We are also continuing our business development efforts with the goal of broadening and advancing our pipeline. We are committed to developing treatments for patients with devastating ophthalmic diseases and to maximizing value for our shareholders.”

Initial, top-line data from the Company’s Fovista® OPH1004 trial, its remaining Phase 3 clinical trial, are expected in the third quarter of 2017. The Company believes the failure of two previous Phase 3 Fovista clinical trials and the failure of a competitor’s Phase 2 clinical trial investigating the combination of a PDGF inhibitor and a VEGF inhibitor may be indicative of a low likelihood of success for OPH1004. The Company expects that its strategy for the Fovista® development program for the treatment of wet AMD will be primarily determined by the data from OPH1004, and in the context of the negative data from the Company’s previous Phase 3 Fovista clinical trials.

Second Quarter 2017 Financial Highlights

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Cash Position: As of June 30, 2017, the Company had $196.4 million in cash, cash equivalents, and marketable securities. The Company expects a 2017 year end cash balance of between $145 million and $160 million, excluding any potential business development activities, and after accounting for the approximately $20 million to $35 million that remains committed to implementing a reduction in personnel, the winding-down of the Phase 3 Fovista® in combination with Lucentis® clinical trials, the termination of the Fovista Expansion Studies, and obtaining initial, top-line data for OPH1004.

•	Revenues: Collaboration revenue was $1.7 million for the quarter ended June 30, 2017, compared to $28.2 million for the same period in 2016. In June 2016, the Company earned $28.2 million from the achievement of the final enrollment based clinical milestone under the Company’s licensing and commercialization agreement with Novartis Pharma AG. For the six months ended June 30, 2017, collaboration revenue was $3.3 million, compared to $43.9 million for the same period in 2016. Collaboration revenue decreased in both the quarter and six months ended June 30, 2017 due to lower revenue from clinical drug supply shipments and due to the inclusion of the final enrollment-based clinical milestone under the Company’s agreement with Novartis Pharma AG in 2016.

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R&D Expenses: Research and development expenses were $15.7 million for the quarter ended June 30, 2017, compared to $48.3 million for the same period in 2016.  For the quarter ended June 30, 2017, research and development expenses include approximately $1.1 million in costs related to the Company’s previously announced reduction in personnel. For the six months ended June 30, 2017, research and development expenses were $47.6 million, compared to $86 million for the same period in 2016. For the six months ended June 30, 2017, research and development expenses include approximately $5.9 million in costs related to the Company’s previously announced reduction in personnel. Research and development expenses decreased in both the quarter and six months ended June 30, 2017 primarily due to a decrease in expenses related to the Company’s Fovista® Phase 3 clinical program, including manufacturing activities.

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G&A Expenses:  General and administrative expenses were $8.6 million for the quarter ended June 30, 2017, compared to $10.5 million for the same period in 2016. For the quarter ended June 30, 2017, general and administrative expenses include approximately $0.7 million in costs related to the Company’s previously announced reduction in personnel. For the six months ended June 30, 2017, general and administrative expenses were $21.7 million, compared to $25.2 million for the same period in 2016. For the six months ended June 30, 2017, general and administrative expenses include approximately $4.6 million in costs related to the Company’s previously announced reduction in personnel and its termination of facilities leases. General and administrative expenses decreased in both the quarter and six months ended June 30, 2017 primarily due to a decrease in costs to support the Company’s operations and infrastructure.

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Net Loss: The Company reported a net loss for the quarter ended June 30, 2017 of $22.2 million, or ($0.62) per diluted share, compared to a net loss of $29.9 million, or ($0.85) per diluted share, for the same period in 2016. For the six months ended June 30, 2017, the Company reported a net loss of $65.3 million, or ($1.82) per diluted share, compared to a net loss of $66.2 million, or ($1.88) per diluted share, for the same period in 2016.

Conference Call/Web Cast Information
Ophthotech will host a conference call/webcast to discuss the Company’s financial and operating results and provide a business update. The call is scheduled for July 26, 2017 at 8:00 a.m. Eastern Time. To participate in this conference call, dial 888-280-4443 (USA) or 719-457-2603 (International), passcode 8248330. A live, listen-only audio webcast of the conference call can be accessed on the Investor Relations section of the Ophthotech website at: www.ophthotech.com. A replay will be available approximately two hours following the live call for two weeks. The replay number is 888-203-1112 (USA Toll Free), passcode 8248330. A supplemental slide presentation is available in the “Investor” section of the Ophthotech website prior to the start of the call / webcast.

About Ophthotech Corporation
Ophthotech is a biopharmaceutical company specializing in the development of novel therapeutics for diseases of the eye. For more information, please visit www.ophthotech.com.

Forward-looking Statements
Any statements in this press release about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward looking statements include statements about the implementation of its strategic plan, Ophthotech's projected use of cash and cash balances, the timing, progress and results of clinical trials and other development activities, the potential utility or commercialization of any of Ophthotech’s product candidates and its business development strategy, including any potential in-license or acquisition opportunities. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, availability of data from clinical trials, expectations for regulatory matters, need for additional financing and negotiation and consummation of in-license and/or acquisition transactions and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the Securities and Exchange Commission. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so except as required by law.

OPHT-G

Contacts: Investors
Kathy Galante
Ophthotech Corporation
Vice President, Investor Relations and Corporate Communications
212-845-8231
kathy.galante@ophthotech.com

Media
Alex Van Rees, 973-442-1555 ext. 111
SmithSolve LLC on behalf of Ophthotech Corporation
alex.vanrees@smithsolve.com

Ophthotech Corporation
Selected Financial Data (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Statements of Operations Data:
Collaboration revenue	$1,661	$28,198	$3,323	$43,919
Operating expenses:
Research and development	15,657	48,262	47,636	86,032
General and administrative	8,552	10,489	21,711	25,185
Total operating expenses	24,209	58,751	69,347	111,217
Loss from operations	(22,548)	(30,553)	(66,024)	(67,298)
Interest income	344	446	722	892
Other loss	(1)	(98)	(22)	(68)
Loss before income tax provision	(22,205)	(30,205)	(65,324)	(66,474)
Income tax provision (benefit)	(1)	(260)	2	(228)
Net loss	$(22,204)	$(29,945)	$(65,326)	$(66,246)
Net loss per common share:
Basic and diluted	$(0.62)	$(0.85)	$(1.82)	$(1.88)
Weighted average common shares outstanding:
Basic and diluted	35,858	35,392	35,831	35,324

	June 30, 2017	December 31, 2016
	(in thousands)
Balance Sheets Data:
Cash, cash equivalents, and marketable securities	$196,442	$289,278
Total assets	201,788	299,630
Deferred revenue	206,653	209,976
Royalty purchase liability	125,000	125,000
Total liabilities	350,608	394,248
Additional paid-in capital	515,615	504,517
Accumulated deficit	(664,285)	(598,959)
Total stockholders' deficit	$(148,820)	$(94,618)